Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

OF
CLEARONE, INC. (THE “COMPANY”)

The following summary of the material terms of our capital stock and does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation (the “Charter”) and Bylaws (the “Bylaws”), each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit. At December 31, 2019, we had one outstanding classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, $0.001 par value per share (the “Common Stock”).  We encourage you to read our Charter and Bylaws and the applicable provisions of the Delaware General Corporation Law (the "DGCL") for additional information.

The following summary of the material terms of our capital stock and does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation (the “Charter”) and Bylaws (the “Bylaws”), each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit. At December 31, 2019, we had one outstanding classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, $0.001 par value per share (the “Common Stock”).  We encourage you to read our Charter and Bylaws and the applicable provisions of the Delaware General Corporation Law (the "DGCL") for additional information.

General

Our authorized capital stock consists of 50,000,000 shares of Common Stock. Our issued and outstanding shares of Common Stock are fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the shares of our Common Stock, and such shares are not entitled to any preemptive rights.

NASDAQ Listing

Our  Common Stock is listed on the NASDAQ Capital Market under the symbol “CLRO.”

Transfer Agent

Broadridge is the registrar and transfer agent for our common stock.

Voting Rights

The holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Except as otherwise provided by law, our Charter or our Bylaws, matters will generally be decided by a majority of the votes cast.

Board of Directors

Our Bylaws provide that the Board of Directors shall consist of not less than three (3) and not more than nine (9) persons. The exact number of directors subject to the limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

Our Charter provides that directors are elected for one year terms expiring at the next following Annual Meeting of Stockholders and may be removed with or without cause upon the approval of at least 66 2/3% of the voting power of all of the shares of the Company.

Our Charter and Bylaws provide that a vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by a majority of the directors then in office. A vacancy created by an increase in the number of authorized directors may be filled by election at an Annual or Special Meeting of Stockholders called for that purpose or by the Board of Directors.

Dividend Rights

Holders of our Common Stock are entitled to receive dividends as may be declared from time to time by our Board of Directors and paid in cash, in property, or in shares of the Company.

Rights upon Liquidation

Upon any liquidation or dissolution of the Company, holders of our common stock are entitled to share pro rata in all remaining assets legally available for distribution to stockholders.

Certain Anti-Takeover Effects

As a Delaware corporation, the Company is subject to Section 203, or the business combination statute, of the DGCL. Under the business combination statute of the DGCL, a corporation is generally restricted from engaging in a business combination (as defined in Section 203 of the DGCL) with an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) for a three-year period following the time the stockholder became an interested stockholder. This restriction applies unless:

•

prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation upon completion of the transaction which resulted in the stockholder becoming an interested stockholder (excluding stock held by the corporation’s directors who are also officers and by the corporation’s employee stock plans, if any, that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

The provisions of the business combination statute of the DGCL do not apply to a corporation if, subject to certain requirements specified in Section 203(b) of the DGCL, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. The Company has not adopted any provision in the Charter or Bylaws electing not to be governed by the business combination statute of the DGCL. As a result, the statute is applicable to business combinations involving the Company.